Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 NASDAQ: [ORNG] www.orangetwentyone.com

Orange 21 Announces Management / Board Restructuring

•	Barry Buchholtz, named President of European operations

•	Mark Simo, Chairman, appointed Chief Executive Officer

•	John Pound joins the Board of Directors as Co-Chairman

CARLSBAD, CA, October 16, 2006—Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sport and youth lifestyle markets, announced today a series of changes in management and its Board of Directors.

Barry Buchholtz, current Chief Executive Officer, will leave his current position in order to focus his efforts on Orange 21’s European operations including the Company’s manufacturing division, LEM, and its European sales operations, effective immediately. Mr. Buchholtz has been named President of Orange 21’s European Operations; he will be based in the Company’s Italy office.

Mark Simo, the Company’s Chairman of the Board and one of the Company’s founders, has been named Chief Executive Officer. He will oversee strategy to improve operations, as well as to drive the brand and pursue new growth strategies for the core Spy Optic business. In connection with this appointment, Mr. Simo is stepping down as Chief Executive Officer of No Fear, Inc.

John Pound, the Manager of The Integrity Brands Fund, a Boston-based investment partnership which owns approximately 9.28% of the Company, has joined the Board, and will serve as Co-Chairman. In that capacity, he will work with Mark Simo, and the management team, to oversee operational improvements and growth strategies. Integrity Brands, founded in 1999, pursues investments in consumer brand and specialty retail companies through The Integrity Brands Fund; Mr. Pound also serves on the Boards of RedEnvelope and Gymboree, both Nasdaq listed companies.

Mark Simo commented, “I believe that the changes that we have announced today will create new leverage for our organization as we work to improve operations and drive growth at Orange 21. Barry has led the company tirelessly through its initial growth phase. He has spent considerable amounts of time in Italy over the last year working to integrate the acquisition of LEM and improve the Company’s manufacturing capabilities. Now, given where we are, we are fortunate that we can have him there full-time to oversee our continuing integration and growth of that business. For my part, I am excited to be able to devote my time to driving the brand, which I deeply believe in, and to growing Orange 21 for all our stockholders.”

John Pound commented, “I am enthusiastic about the Spy Optic brand and am delighted to have the opportunity to partner with the company to drive the business forward. I look forward to partnering with

Mark, whose energy and creative vision have been central to the development of the brand, and with Barry on the European side of the business. I think that there are exciting opportunities both to improve efficiency and drive growth for shareholders.”

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Contact:

Orange 21, Inc.

Jerry Collazo, CFO

760.804.8420

OR

Integrated Corporate Relations

Investor Relations

310.954.1100

Allyson Pooley / apooley@icrinc.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellation of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, product and introduce innovative new products in timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected the domestic and global economy, such as changes in interest and currency rates; and other factors described under the caption “Risk Factors” in the Company’s Form 10-Q for the quarter ended June 30, 2006 and other filings made with the U.S. Securities and Exchange Commission.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward looking statements.